Exhibit 99.1

Mohegan Tribal Gaming Authority

Slot Machine Statistical Report

	Slot Handle(1)	Gross Slot Win(2)	Gross Slot Hold Percentage(3)	Slot Win Contributions(4)	Weighted Average Number of Slot Machines(5)
October-02	$755,336,012	$59,917,595	7.93%	$14,979,399	6201
November-02	790,469,893	61,769,045	7.81%	15,442,261	6201
December-02	799,064,535	62,112,276	7.77%	15,528,069	6201
January-03	755,983,685	56,914,049	7.53%	14,228,512	6201
February-03	704,911,367	56,260,649	7.98%	14,065,162	6201
March-03	820,155,889	67,485,001	8.23%	16,871,250	6125
April-03	768,893,246	63,787,752	8.30%	15,946,938	6101
May-03	845,057,812	70,125,219	8.30%	17,531,305	6085
June-03	823,576,764	65,616,941	7.97%	16,404,235	6039

Fiscal Year 2003	$7,063,449,203	$563,988,527	7.98%	$140,997,131

October-01	$688,566,467	$56,062,409	8.14%	$14,015,602	6219
November-01	668,083,874	57,257,291	8.57%	14,314,323	6219
December-01	702,595,215	58,571,813	8.34%	14,642,953	6219
January-02	613,811,779	48,048,464	7.83%	12,012,116	6202
February-02	681,991,294	55,122,363	8.08%	13,780,591	6198
March-02	737,206,612	61,583,105	8.35%	15,395,776	6198
April-02	712,162,354	58,334,023	8.19%	14,583,506	6198
May-02	770,959,518	62,423,709	8.10%	15,605,927	6201
June-02	760,295,625	61,643,480	8.11%	15,410,870	6201
July-02	843,500,742	66,729,657	7.91%	16,682,414	6201
August-02	879,393,472	72,495,992	8.24%	18,123,998	6201
September-02	781,613,551	60,601,601	7.75%	15,150,400	6201

Fiscal Year 2002	$8,840,180,503	$718,873,907	8.13%	$179,718,476

(1)   “Slot Handle” is defined as the total amount of coins, tokens, credits or currency placed into slot machines by patrons to play slot machines.

(2)   “Gross Slot Win,” sometimes referred to by the Authority as gross slot revenues, is defined as all amounts played in slot machines reduced by both (a) the winnings paid out and (b) all amounts deposited by the Authority into the slot machines to ensure sufficient coins in each machine to pay out the winnings.

(3)   “Gross Slot Hold Percentage” is defined as the percentage of Slot Handle that is held by slot machines played by patrons. Slot Hold Percentage is derived by dividing Gross Slot Win by Slot Handle.

(4)   “Slot Win Contributions” is defined as the portion of Gross Slot Win that must be paid to the State of Connecticut on a monthly basis. For each 12-month period commencing July 1, 1995, the contribution is the lesser of (a) 30% of Gross Slot Win, or (b) the greater of (i) 25% of Gross Slot Win or (ii) $80.0 million.

(5)   “Weighted Average Number of Slot Machines” is defined as the weighted average number of slot machines on the casino gaming floor during the monthly period.